                                                                   EXHIBIT 23(a)












                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
LaBarge, Inc.:

We consent to incorporation by reference in the Registration Statements No. 33-53583 and No. 33-31330 on Form S-8 of LaBarge, Inc. of our report dated August 11, 2000, relating to the consolidated balance sheets of LaBarge, Inc. and subsidiaries as of July 2, 2000 and June 27, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows, and related schedule for each of the years in the three-year period ended July 2, 2000, which report appears in the July 2, 2000 Annual Report on Form 10-K of LaBarge, Inc.







S/KPMG LLP
St. Louis, Missouri
September 21, 2000



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


                                                                   EXHIBIT 23(a)










                          INDEPENDENT AUDITORS' CONSENT

The Board of Managers
NotiCom L.L.C.:

We consent to incorporation by reference in the registration statements (No. 33-53583 and 33-31330) on Form S-8 of LaBarge, Inc. of our report dated July 28, 2000, relating to the balance sheets of NotiCom L.L.C. as of July 2, 2000 and June 27, 1999, and the related statements of operations, members' equity, and cash flows for the year ended July 2, 2000 and for the period from July 22, 1998 (inception) through June 27, 1999, which report appears in the July 2, 2000 Annual Report on Form 10-K of LaBarge, Inc.

Our report dated July 28, 2000, contains an explanatory paragraph that states that, due to the withdrawal of funding by one of its members, the Company must find new investors in order to continue product development which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.






S/KPMG LLP

St. Louis, Missouri
September 21, 2000


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